Filed Pursuant to Rule 433
Registration No. 333-134553

30YR NC 18MO Lehman Callable
Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1/A+/A+)

Principal Amount:	USD 25,000,000

CUSIP:	52517PS69

Trade Date:	January 16th, 2007

Issue Date:	February 13th, 2007

Maturity Date:	February 13th, 2037, subject to Issuer’s Call Option

Issue Price:	100.0%

Redemption Price	100.0%

Coupon	6.50%

Interest Payment Dates	Semi-annually on each February 13th and August 13th, commencing August 13th, 2007 and ending on the Maturity Date, subject to Issuer’s Call Option

Issuer’s Call Option

The Issuer has the right on every Interest Payment Date starting on August 13th, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the notes at the Redemption Price.  All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the notes by the Issuer.

Business Days	New York

Denomination:	US$ 1,000/1,000